Exhibit (g)(1)
                                                             [logo] State Street

                       STATE STREET BANK AND TRUST COMPANY

                             CUSTODIAN FEE SCHEDULE

                            FARMERS INVESTMENT TRUST
                                Income Portfolio
                          Income with Growth Portfolio
                               Balanced Portfolio
                          Growth with Income Portfolio
                                Growth Portfolio

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I.       ADMINISTRATION
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         Maintain custody of fund assets.  Settle portfolio purchases and sales.
         Report buy and sell fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions in local and base currency. Withhold foreign taxes. File foreign tax reclaims. Monitor corporate actions. Report portfolio positions.

         Annual Charge              $3,000 per portfolio for first year
                                    $6,000 per portfolio for subsequent years

II.      PORTFOLIO TRADES - FOR EACH LINE ITEM PROCESSED
         -----------------------------------------------

         State Street Bank Repos                       $4.00

         DTC or Fed Book Entry                         $12.00

         New York Physical Settlements                 $25.00

         PTC Purchase, Sale, Deposit or Withdrawal     $16.00

         Mutual Fund Purchases and Sales               No Charge

III.     SPECIAL SERVICES
         ----------------

         Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation. Fees for tax accounting/recordkeeping for options, financial futures, and other special items will be negotiated separately.

IV.      EARNINGS CREDIT
         ---------------

         A balance credit equal to 75% of the 90 day CD rate in effect the last business day of each month will be applied to the Custodian Demand Deposit Account balance of each fund, net of check redemption service overdrafts, on a pro-rated basis against the fund's custodian fee, excluding out-of-pocket expenses. The balance credit will be cumulative and carried forward each month. Any excess credit remaining at year-end (December 31) will not be carried forward.

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V.       OUT-OF-POCKET EXPENSES
         ----------------------

         A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following:

         Telephone
         Wire Charges  ($5.00 per wire in and $5.25 out)
         Postage and  Insurance
         Courier Service
         Duplicating
         Legal Fees
         Supplies Related to Fund Records
         Rush Transfers -- $8.00 each
         Transfer Fees
         Sub-Custodian Charges
         Price Waterhouse  Audit Letter
         Federal Reserve Fee for Returned Check items over $2,500 -- $4.25 each GNMA transfer -- $15.00 each
         Stamp  Duties
         Registration Fees




SCUDDER KEMPER INVESTMENTS, INC.         STATE STREET BANK & TRUST COMPANY
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By:                                      By:
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Title:                                   Title:
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Date:                                    Date:
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